CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in the Post-Effective Amendments to the Registration Statements on Form N-1A of Quaker Strategic Growth Fund, Quaker Core Equity Fund, Quaker Small-Cap Growth Fund, Quaker Capital Opportunities Fund, Quaker Biotech Pharma-Healthcare Fund, Quaker Mid-Cap Value Fund, Quaker Small-Cap Value Fund and Geewax Terker Core Value Fund (the “Funds"), each a series of shares of beneficial interest of the Quaker Investment Trust, of our report dated July 26, 2006 on the financial statements and financial highlights included in the June 30, 2006 Annual Report to the Shareholders of the above referenced funds.
We further consent to the references to our firm under the heading “Financial Highlights” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

          BRIGGS, BUNTING & DOUGHERTY, LLP
Philadelphia, Pennsylvania
October 23, 2006